John Wiley & Sons, Inc.

Supplemental Executive Retirement Plan

As Amended and Restated Effective as of January 1, 2014

JOHN WILEY & SONS, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

RECITALS

The Board of Directors of John Wiley & Sons, Inc. (the "Corporation") in 1983 adopted a Supplemental Executive Retirement Program, (the "Plan"). The principal purpose of the Plan is to ensure the payment of a competitive level of retirement income and death benefits in order to attract, retain and motivate selected executives of the Corporation and its affiliated companies. The Plan was amended from time to time, and renamed in 1989, the "1989Supplemental Executive Retirement Plan". At a meeting on March 9, 2005, the Board of Directors amended the Plan by freezing participation under the provisions of the 1989  Supplemental Executive Retirement Plan (the "1989 SERP") and establishing effective as of April 1, 2005, a new Supplemental Executive Retirement Program entitled the 2005 Supplemental Executive Retirement Plan (the "2005 SERP") for newly eligible executives and certain eligible executives employed by John Wiley & Sons, Inc. on March 31, 2005 who wish to waive their right to any benefits payable under the provisions of the current Plan in consideration of accruing a benefit for all service with John Wiley & Sons, Inc. under the provisions of the 2005 SERP.

Thus, effective as of April 1, 2005, the John Wiley & Sons, Inc. Supplemental Executive Retirement Plan was amended to consist of two parts; Part A - containing the provisions of the 1989 Supplemental Executive Retirement Plan and Part B - containing the provisions of the 2005 Supplemental Executive Retirement Plan. An individual may not participate in both Part A and Part B of the Plan.

The Plan was last amended and restated, effective as of January 1, 2009, to comply with the provisions of Section 409A of the Internal Revenue Code ("Code") as enacted by the American Jobs Creation Act of 2004, and the regulations promulgated thereunder. At a meeting on June 20, 2013, the Board of Directors amended the Plan by freezing plan accruals, effective as of June 30, 2013, and freezing participation under the 2005 SERP, effective as of June 30, 2013. This amendment and restatement of the Plan is effective as of January 1, 2014 (unless otherwise stated in the Plan) and is intended to reflect all amendments through that date.

PART A

JOHN WILEY & SONS, INC.
1989 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(AS AMENDED AND RESTATED - January 1, 2014)

PREAMBLE

This Part A of the Plan (the "1989 SERP") sets forth the provisions of the 1989 Supplemental Executive Retirement Plan as applicable to participants who were employed by the Company on or after January 1, 2005 and who commence payment of their 1989 SERP benefit on or after January 1, 2009. The benefits accrued and vested under the provisions of the 1989 SERP by a Participant who terminated employment with the Company and all Affiliates prior to January 1, 2005 shall be subject to the provisions of the 1989 Supplemental Executive Retirement Plan as in effect on October 3, 2004 without regard to any plan amendments after October 3, 2004, which would constitute a material modification under Code Section 409A.   In addition, with respect to a Participant who was employed by the Company on January 1, 2005, the portion of his benefit payable under the provisions of this restated 1989 SERP equal to his Grandfathered 1989 SERP Benefit as defined herein shall be subject to the provisions of 1989 Supplemental Executive Retirement Plan as in effect on October 3, 2004 without regard to any plan amendments after October 3, 2004 which would constitute a material modification for Code Section 409A purposes, unless otherwise provided in Appendix A of the 1989 SERP. Effective as of June 30, 2013, all benefit accruals under the 1989 SERP ceased.

SECTION 1 - DEFINITIONS

1.1
"Accrued Benefit” means the greater of (a) the Primary Benefit the Participant would have received if the 1989 SERP had not been terminated, suspended or amended, if such is the case, and the Participant had continued to participate until age 65 multiplied by a fraction the numerator of which is the number of months the Participant participated  in the 1989 SERP (including participation in the 1983 Plan) prior to June 30, 2013 and the denominator of which is the number of months the Participant would have participated until he had attained age 65 if the 1989 SERP had not been terminated, suspended or amended, if such is the case, and he had continued to participate until age 65 or (b) the Participant's Additional Benefit multiplied by a fraction, the numerator of which is the number of months the Participant participated in the 1989 SERP prior to July 1, 2013 (including participation in the 1983 Plan) and the denominator of which is the number of months the Participant would have participated in the 1989 SERP if he had participated until he attained age 65.

1.2
"Additional Benefit" means an annual benefit in the amount of the excess, if any, of (a) an amount equal to the Participant’s Applicable Percentage times the Participant's Average Highest Compensation over (b) the sum of the Participant's Wiley Basic Plan Benefit, as applicable, and the Participant's Other Retirement Income both determined as of the earliest of his Separation of Service, his Disability, his death or June 30, 2013. The Additional Benefit shall not be reduced as a result of any cost of living or other increase in the Participant's Wiley Basic Plan Benefit which is effective after the earlier of June 30, 2013 or the commencement of benefit payments to the Participant or his Beneficiary under the Wiley Basic Plan. Notwithstanding the foregoing provisions of this Section 1.2, if the Participant is terminated for "Cause" as defined in Section 6.4, whether before or after a "Change of Control" as defined in Section 6.2, the Additional Benefit shall be deemed to be zero.

1.2.1	"409A Additional Benefit" means the portion, if any, of a Participant's Additional Benefit in excess of the amount of the Participant's Grandfathered Income Benefit.

1.3
"Affiliate" shall mean any company which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which also includes as a member the Corporation; and any trade or business under common control (as defined in Section 414(c) of the Code) with the Corporation.

1.4
"Annual Salary Rate" means the Participant's base salary rate in effect on the earlier of (i) or (ii) where (i) is the earlier of the Participant's Separation from Service, date of death, or Disability Date and (ii) is June 30, 2013.

1.5
"Applicable Percentage", with respect to each Participant, means the percentage of Average Highest Compensation to be used in determining the Participant's Additional Benefit. The Applicable Percentage with respect to each present Participant is set forth in Schedule A and may be increased by resolution of the Committee. In no event shall the Applicable Percentage exceed 65%.

1.6
"Average Highest Compensation" means a Participant's average annual Compensation during the final 36 months of his employment with the Company or an Affiliate immediately preceding the earliest of his Separation from Service, his  death,  his Disability Date or June 30, 2013 or, if higher, the three consecutive calendar years ending prior to June 30, 2013 in which his average Compensation was highest (or if he is employed for less than 36 months, the average annual Compensation during the period of his employment immediately preceding the earliest of his Separation from Service, his death, his Disability Date or June 30, 2013). For purposes of this definition the term "Compensation" means "Compensation" as defined in the Wiley Basic Plan, except that 100% instead of 50% of any bonuses, incentive pay and overtime pay shall be included and "Compensation" shall not be limited by the provisions of Section 40l(a)(17) of the Internal Revenue Code. Notwithstanding the foregoing provisions of this Section 1.6, Compensation for purposes of the 1989 SERP shall not include any amounts paid pursuant to an incentive plan which relates to a period of more than 12 months, any amounts paid pursuant to any plan, arrangement or agreement which expressly excludes such amounts for purposes of the 1989 SERP or any basic cash remuneration, bonuses, incentive pay or overtime pay received by a Participant on or after July 1, 2013.

1.7
"Beneficiary" means the person or persons designated by the Participant to receive the Pre-Retirement Survivor Benefit under the 1989 SERP in the event of the Participant's death prior to retirement and the person or persons designated to receive any other benefit payable under the provisions of the 1989 SERP in the event of the Participant's death. If the Participant has not designated a contingent Beneficiary any Beneficiary may in turn designate a Beneficiary to receive any remaining payments that may be due under the provisions of the 1989 SERP in the event of the first Beneficiary's death. In the event there is no effective designation of a Beneficiary then payment shall be made to the estate of the Participant or, if benefits have actually been paid to a Beneficiary, then to the estate of such Beneficiary. A Participant may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant's death or the Participant's Benefit Commencement Date, if earlier, and in no event shall it be effective as of a date prior to such receipt.

1.8	"Benefit Commencement Date" means the first day of the first period for which an amount is due as an annuity or any other form.

1.9	"Board" means the Board of Directors of the Corporation.

1.10	"Code" means the Internal Revenue Code of 1986, as amended from time to time.
1.11	"Committee" means the Executive Compensation & Development Committee of the Board.

1.12	"Company" means the Corporation \\rith respect to its employees, or with respect to any Participant who is employed by an Affiliate, such Affiliate.

1.13	"Corporation" means the John Wiley & Sons, Inc., a New York corporation, and any successor thereto.

1.14	"Disabled” and "Disability Date" shall have the meanings set forth in Section 5.1(c).

1.15
"Grandfathered Income Benefit" means, with respect to a Participant who (i) terminated employment with the Company and all Affiliates prior to January 1, 2005, or (ii) was employed by the Company on April 1, 2005 and who as of that date was (1) a member of the Board of Directors or (2) a 5% owner of the Corporation (as defined in Code Section 416), or (iii) was within two years of attaining age 65, the portion of his benefit that was accrued and vested before January 1, 2005, determined under provisions of the 1989 SERP without regard to any amendments to the 1989 SERP after October 3, 2004 which would constitute a material modification for Code Section 409A purposes, and the provisions of Code Section 409A, the regulations promulgated thereunder and other applicable guidance based on actuarial equivalent assumptions and procedures chosen by the Committee in accordance with Code Section 409A.

1.16
"Other Retirement Income" means annual income (determined as of the earliest of the Participant's Separation from Service, death, or Disability Date, or June 30, 2013) payable to a Participant from the following sources:

(a)	the nonqualified unfunded supplemental plan of the Company adopted by the Board which pays pension benefits which supplement the benefits payable under the Wiley Basic Plan.

(b)
any other contract, agreement or other arrangement with the Corporation or an Affiliate (excluding the Wiley Basic Plan, the John Wiley & Sons, Inc. Employees' Savings Plan and the Deferred Compensation Plan of John Wiley & Sons, Inc.) to the extent it provides retirement or pension benefits.

Where an election is available which would decrease the amount of the annual income payable from such sources (as described in clause (a) and (b) of this Section 1.16), such election shall be disregarded for purposes of this definition. In addition any reduction or adjustment for form of payment or the timing of payment in the amount of the annual income payable from such sources is disregarded in calculating a Participant's Other Retirement Income, unless otherwise provided herein.

1.17	"Participant" means an executive employee of the Corporation or an Affiliate listed on Schedule A hereto or a former executive employee who is a Participant in the 1989 SERP pursuant to Section 2(b).

1.18
"Plan" means the John Wiley & Sons, Inc. Supplemental Executive Retirement Plan, as amended from time to time, which shall consist of Part A -the 1989 SERP and Part B - the 2005 SERP. The "2005 SERP" means the 2005 Supplemental Executive Retirement Plan as set forth in Part B of the Plan.

1.19	"Primary Benefit" means an annual benefit determined as follows:

(a)	The Annual Salary Rate shall be multiplied by 2.5.
(b)	The result in clause (a) shall be reduced by $50,000.

(c)	The remainder in clause (b) shall be divided by 5 and the result is the Primary Benefit.

1.19.1	"409A Primary Benefit" means the portion, if any, of the Participant's Primary Benefit that exceeds the annual amount of his Grandfathered 409A 1989 SERP Benefit.

1.20	"Retirement" means Separation of Service for reasons other than death after reaching age 55 and completing 5 Years of Service.
1.21	"Separation from Service" means a "Separation from Service" as such term is defined in the Income Tax Regulations under Section 409A of the Code as modified by the rules described below:

(a)
An employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence pursuant to Company policies shall incur a Separation from Service on the first date immediately following the later of (i) the six-month anniversary of the commencement of the leave (twelve month anniversary for a disability leave of absence) or (ii) the expiration of the employee's right, if any, to reemployment under statute or contract or pursuant to Company policies. For this purpose, a "disability leave of absence" is an absence due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the employee to be unable to perform the duties of his job or a substantially similar job;

(b)	For purposes of determining whether another organization is an Affiliate of the Company, common ownership of at least 50% shall be determinative;

(c)
The Corporation specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to the executive providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction. Such determination shall be made in accordance with the requirements of Code Section 409A.

Whether a Separation from Service has occurred shall be determined by the Committee in accordance with Code Section 409A, the regulations promulgated thereunder and other applicable guidance thereto, as modified by the rules described above. The terms or phrases "terminates employment," "termination of employment," "employment is terminated," or any other similar terminology shall have the same meaning as a "Separation from Service."

1.22	"Specified Employee" means a "specified employee" as such term is defined in the Income Tax Regulations under Section 409A as modified by the rules set forth below:
(a)
For purposes of determining whether a Participant is a Specified Employee, the compensation of the Participant shall be determined in accordance with the definition of compensation provided under Treas. Reg. Section 1.415(c) 2(d)(3) (wages within the meaning of Code section 3401(a) for purposes of income taxwithholding at the source, plus amounts excludible from gross income under Section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b), without regard to rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed).

(b)
The "Specified Employee Identification Date" means December 31, unless the Committee has elected a different date through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Company or any Affiliate.

(c)	The "Specified Employee Effective Date" means the first day of the fourth month following the Specified Employee Identification Date or such earlier date as is selected by the Committee.

1.23	"1989 SERP' means this Part A of the Plan, as amended from time to time.

1.24	"Wiley Basic Plan" means the Employees' Retirement Plan of John Wiley & Sons, Inc., as the same may be hereafter amended from time to time.

1.25
"Wiley Basic Plan Benefit" means the annual Normal Retirement Benefit (determined as of the earliest of a Participant's Separation from Service, death or Disability Date or June 30, 2013) payable under the Wiley Basic Plan to a Participant, regardless of any elections with regard to the payment of the benefit made by the Participant or his beneficiary under the Basic Plan.

1.26
"Years of Service" means a Participant's Years of Eligibility Service (as defined in the Wiley Basic Pian) for purposes of Section 3.01 of such plan. However, in the case of an acquired company, the Participant's service with that company prior to the date of acquisition will not be counted unless such service is recognized for purposes of participation in the Wiley Basic Plan.

1.27	The masculine gender, where appearing herein, will be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates to the contrary.

SECTION 2 - ELIGIBILITY AND PARTICIPATION

2.1                 (a)     Each executive of the Company listed on Schedule A shall be a Participant in the 1989 SERP.

(b)	Any other individual who was a Participant in the 1989 SERP on December 31, 2004 and who terminated employment with the Corporation and all Affiliates on or prior to that date shall be a Participant.

(c)
Notwithstanding any Plan provision to the contrary, an executive of the Company who is accruing benefits (or currently has an accrued benefit) under the 2005 SERP is not eligible to participate in the 1989 SERP.

2.2
Participation under the Plan shall terminate on the date the Participant incurs a Separation from Service with the Corporation and all Affiliates or ceases to accrue Years of Service under the provisions of Section 1.26 hereof, if earlier, unless at that time the Participant is entitled to a benefit under Section 3 or 5 hereof.

SECTION 3 - BENEFITS

3.1	Post Retirement Income Benefit
(a)
Subject to the provisions of Sections 4 and 8 hereof and unless otherwise provided in an appendix to the Plan, there shall be paid to each Participant who incurs a Separation from Service on or after the date he attains age 65 (or completes five Years of Service, whichever occurs later), a Post Retirement Income Benefit commencing as of the first of the month coincident with or next following the date of his Retirement, which date shall be his Benefit Commencement Date. Such Post Retirement Income Benefit shall be equal to ten annual payments of the Participant's Primary Benefit or Additional Benefit whichever is greater, distributed to such Participant in accordance with the provisions of Section 3.5 hereof.

(b)
The Committee may, in its sole discretion, increase the benefit payable to a Participant who retires more than one year after attaining age 65 (or after five Years of Service, if later) in order to compensate the Participant in whole or in part for the delay in payment.

(c)
Except as otherwise provided in Section 3.6 hereof, the first payment of a Participant's Post Retirement Income Benefit in excess of his Grandfathered Income Benefit shall be made within 60 days of the Participant's date of Retirement.

(d)
Notwithstanding any provision in the Plan to the contrary, the individual named on Appendix B of Part A shall receive, in addition to any post-retirement income benefit determined under Section 3.l(a) hereof, a supplementary retirement benefit as set forth in Appendix B of Part A, subject to the terms and conditions set forth therein.

3.2	Early Retirement Income Benefit
(a)
Subject to the provisions of Section 4 and 8 hereof, if the Participant incurs a Separation from Service on or after attaining age 55 and completing at least five Years of Service but prior to attaining age 65, then he shall be entitled to an Early Retirement Income Benefit commencing, except as otherwise provided in paragraph(c) below or in Appendix A, as of the first day of the month following his Retirement, which date shall be his Benefit Commencement Date. Such Early Retirement Income Benefit shall be equal to ten annual payments of the Participant's Primary Benefit or the Participant's Additional Benefit, whichever is greater, reduced by 1/12 of 4 percent of itself for each month by which such payment (or portion thereof) commences prior to the end of the month in which the Participant attains age 65, provided, however, that such reduction shall not apply if the Participant has attained age 62 and completed 20 or more Years of Service on the date of his Retirement, and distributed in accordance with provisions of Section 3.5 hereof.

(b)
Except as otherwise provided in Section 3.6 hereof the first payment to a Participant's Early Retirement Income Benefit in excess of his Grandfathered Income Benefit shall be made within 60 days of the date of such Participant's Retirement or such later date as elected by the Participant.

(c)
Such Participant may elect in accordance with the provisions of Section 409A of the Code, the regulations thereunder and any other applicable guidance (including the transition rules) and the procedures established by the Committee, to have the payment of the portion of his Early Retirement Income Benefit in excess of his Grandfathered Benefit commence on a later date but not later than the month following the month in which he attains age 65. If such election is made after December 31, 2008, it shall be subject to the following rules:

(i)	the election will not become effective until 12 months after the date the election is made, and

(ii)
the payment of such Benefit shall be delayed at least five years from the date such payment would otherwise have been made absent this election (disregarding any delay under the provisions of Section 3.6 hereof).

3.3	Pre-Retirement Survivor Benefit
(a)
There shall be paid to the Beneficiary of each Participant who dies prior to age 65 (or prior to having five Years of Service, if later) and prior to incurring a Separation from Service, a Pre-Retirement Survivor Benefit commencing the month following the month in which the Participant's death occurs. Such benefit shall consist of ten annual payments where each payment is equal to one-half of the Participant's Primary Benefit or the Participant's Additional Benefit, whichever is greater. For purpose of determining the amount of such Survivor Benefit, the Participant's Additional Benefit shall be computed by substituting the annual amount payable to the Participant's surviving spouse or Beneficiary under the Wiley Basic Plan or under any plan, contract, agreement or, arrangement referred to in Section 1.16 hereof assuming payments thereunder commence as of the first day of the month following the month in which the Participant's death occurs in place of the Participant's Wiley Basic Plan Benefit and Other Retirement Income as defined in Section 1 of the 1989 SERP.

(b) (i)
If a Participant's Pre-Retirement Survivor Benefit is determined on the basis of his Primary Benefit, his Survivor Benefit attributable to his 409A Primary Benefit shall be paid annually for ten years.

(ii)	If a Participant's Pre-Retirement Survivor Benefit is determined on the basis of his Additional Benefit, the Pre-Retirement Survivor Benefit attributable to his 409A Additional Benefit shall be paid annually for ten years, unless the Participant elects in writing in accordance with the procedures established by the Committee, to convert that portion of the Pre-Retirement Survivor Benefit into an actuarially equivalent annuity payable for the life of his named Beneficiary. Such actuarially equivalence shall be determined as set forth in Section 3.5(b) hereof. To be effective, such election must be completed by December 31, 2008.

3.4	Termination of Employment
(a)
Subject to the provisions of Sections 4 and 8, in the event a Participant incurs a Separation from Service prior to age 65 other than on account of death or Disability and he does not qualify for early retirement as provided in Section 3.2 hereof, then the Participant shall be entitled to a Termination Benefit commencing, except as otherwise provided below or in Appendix A, as of the first of the month following the Participant's attainment of age 55 or date of Separation from Service, if later, which date shall be his Benefit Commencement Date unless he makes an election to delay payments as provided in paragraph (c) below. Such Termination Benefit shall consist of ten annual payments of the Participant's Accrued Benefit, reduced by 1/12 of 4 percent of itself for each month by which such payment (or portion thereof) commences before the end of the month in which the Participant attains age 65.

(b)
Except as otherwise proved in Section 3.6 hereof, the first payment of a Participant's Termination Benefit in excess of his Grandfathered Income Benefit shall be made within 60 days of the Participant's Benefit Commencement Date.

(c)
Such Participant may elect in accordance with the provisions of Section 409A of the Code, the regulations thereunder and any other applicable guidance (including the transition rules) and the procedures established by the Committee, to have the payment of the portion of his Termination Benefit in excess of his Grandfathered Benefit commence on a later date but not later than the month following the month in which he attains age 65. If such election is made after December 31, 2008, it shall be subject to the following rules:

(i)	the election will not become effective until 12 months after the date the election is made, and

(ii)	the payment of such Benefit shall be delayed at least five years from the date such payment would otherwise have been made (disregarding any delay under the provisions of Section 3.6 hereof).

3.5	Form of Payment

(a)
If the Participant's benefit due under the provisions of Section 3.1, 3.2 or 3.4 hereof is determined on the basis of his Primary Benefit, the portion of such Primary Benefit equal to his 409A Primary Benefit shall be paid annually for ten years.  In the event the Participant dies on or after his Separation from Service and before receiving all ten annual payments, the remaining payments shall be paid to his Beneficiary.

(b) (i)
If the Participant's benefit due under the provisions of Section 3.1, 3.2 or 3.4 hereof is determined on the basis of his Additional Benefit, the portion of such Participant's Benefit due under the provisions of Section 3.1, 3.2 or  3.4 equal to his 409A Additional Benefit shall be paid annually for ten years, unless the Participant elects in writing to convert all or a portion of such 409A Additional Benefit into an annuity of equivalent actuarial value, described in paragraph (c) of this Section. To be effective, such election must be completed and filed with the Company no later than December 31, 2008.

(ii)
If any portion of such Participant's Benefit is to be paid in ten annual installments and the Participant dies on or after his Separation from Service and before receiving all ten annual payments the remaining payments shall be paid to his Beneficiary.

(iii)
For purposes of this Section 3.S(b), equivalent actuarial value shall be determined on the basis of the IRS Mortality Table and the IRS Interest Rate. The "IRS Mortality Table" shall mean the mortality table prescribed by the Secretary of Treasury under Section 417(e)(3)(A)(ii)(l) of the Code as in effect on December 31, 2007. The "IRS Interest Rate" is the annual rate of interest on 30 year Treasury Securities as published by the Commissioner of Internal Revenue in the calendar month preceding the month in which the Participant's Separation from Service occurs.

(c)
Notwithstanding the foregoing, and subject to paragraph (e) below, if a Participant has on file a valid election to receive any portion of his 409A Additional Benefit due under the provisions of Section 3.1, 3.2 or 3.4 (or if applicable, Section 5) hereof as an annuity, such Participant may elect any time prior to his applicable Benefit Commencement Date to convert the portion of said benefit to be paid in an annuity into an optional annuity benefit of Equivalent Actuarial value as provided in one of the options set forth below:

Option 1: "Life Annuity". A modified benefit payable monthly for the life of the Participant.

Option 2: "Contingent Annuity". A modified benefit payable monthly during the Participant's life and after his death payable at the rate of 50%, 75% or 100% (as elected by the Participant) of the rate of his modified amount during the life of, and to the Beneficiary named by him on his Benefit Commencement Date.

Option 3: "Pop Up Option". A modified benefit payable under Option 2, provided that in the event the Beneficiary named by the Participant at the time he elected the form of payment predeceases the Participant, the annual benefit payable to the Participant after the Beneficiary's death shall equal the Benefit that would have been payable pursuant to Option 1.

Option 4: "Certain & Life Option". A modified benefit payable monthly for the life of the Participant, however if the Participant dies within the 10, 11, 12, 13, 14 or 15 year period (as elected by the Participant) commencing on the Participant's Benefit Commencement Date payments in that reduced amount will be payable until the 10, 11, 12, 13, 14, or 15th anniversary of his Benefit Commencement Date.

(d)	Such Equivalent Actuarial value shall be defined as set forth in Item I of Appendix A of the Wiley Basic Plan.

(e)
Notwithstanding the foregoing, subject to the provisions of Section 409A of the Code if applicable, a Participant's election to receive any portion of his 409A Additional Benefit payable under Section 3.1, 3.2, or 3.4, (or if applicable, Section 5) hereof in an optional form as described in paragraph (c) above shall be effective as of the Participant's Benefit Commencement Date, provided that the Participant makes and submits to the Committee his election of such optional form prior to his Benefit Commencement Date. A Participant who fails to elect an optional form of annuity payment in a timely manner shall receive the portion of his benefit payable under Section3.1, 3.2, 3.4, or Section 5 hereof to be distributed in the form of an annuity, in the form of a 14 Year Certain & Life annuity.

3.6
Timing of Payment for "Specified Employees". Notwithstanding any provision of the 1989 SERP to the contrary if a Participant is classified as a "Specified Employee" on his. date of Separation from Service, the actual payment of the portion of his benefit due under the provisions of Section 3.1, 3.2, 3.4 or Section 4 hereof, which is in excess of his Grandfathered Income Benefit on account of such Participant's Separation from Service with the Corporation and all Affiliates (for reasons other than death or Disability) shall not commence prior to the first day of the seventh month following the Participant's     Separation from Service. For avoidance of doubt, the provisions of this Section 3.6 do not apply to the portion of a Participant's Benefit equal to his Grandfathered Income Benefit or any benefit payable to or on behalf of the Participant pursuant to the provisions of Section 3.3 or Section 5 hereof. Any payment to the Participant which he would have otherwise received under Section 3.1, 3.2, or 3.4, or Section 4 hereof, during the six- month period immediately following such Participant's Separation from Service shall be accumulated, with interest, compounded on a monthly basis, at the Applicable Interest Rate, and paid within 60 days of the first day of the seventh month following the Participant's Separation from Service. For purposes of this Section 3.6 the Applicable Interest Rate is the one year U.S. Treasury rate (constant maturities) as published on the last business day of the calendar month preceding the date the Participant's Separation from Service occurs.

SECTION 4 - CHANGE OF CONTROL

4.1
In the event there is a Change of Control as hereinafter defined and, within two years following such Change of Control (a) the Participant's employment is terminated by the Company except for "Cause", or (b) the Participant  incurs a "Separation  from Service" for "Good Reason" as those terms are hereinafter defined, then notwithstanding any other provisions (other than Section 3.6 hereof) of the 1989 SERP to the contrary and in lieu of any other benefit in excess of his Grandfathered Income Benefit to which the Participant may be entitled under the 1989 SERP, the Participant shall be entitled to a lump sum payment, payable subject to the provisions of Section 3.6 hereof, within  60 days after such Separation from Service equal to the then present value of the Post Retirement Income Benefit in excess of his Grandfathered Income Benefit to which the Participant would have been entitled on the date of such Separation from Service and, in the case of a Participant who has not yet reached age 65, unreduced for commencement  prior to the end of the month in which he attains age 65. In determining the Post Retirement Income Benefit for purposes of the preceding sentence, the Wiley Basic Plan Benefit shall be deemed to be the annual benefit to which the Participant will be or is entitled at age 55 or the date of such Separation from Service, whichever is later. The present value of such payments shall be determined by multiplying such Post Retirement Income Benefit, as determined pursuant to this Section 4.1, by the "Present Value Factor" as hereinafter defined.

4.2
"Change of Control" shall mean an event which shall occur if there is: (i) a change in the ownership of the Corporation; (ii) a change in the effective control of the Corporation; or (iii) a change in the ownership of a substantial portion of the assets of the Corporation.

For purposes of this Section, a change in the ownership occurs on the date on which any one person, or more than one person acting as a group (as defined in Treasury regulations 1.409A-2(i)(5)(v)(B)), acquires ownership of stock that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Corporation.

A change in the effective control occurs on the date on which either (i) a person, or more than one person acting as a group (as defined in Treasury regulations 1.409A- 2(i)(5)(v)(B)), acquires ownership of stock possessing 30% or more of the total voting power of the stock of the Corporation, taking into account all such stock acquired during the 12-month  period ending on the date of the most recent acquisition, or (ii) a majority of the members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if no other corporation is a majority shareholder.

A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group (as defined in Treasury regulations 1.409A-2(i)(5)(v)(B)), other than a person or group of persons that is related to the Corporation, acquires assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.

The determination as to the occurrence of a Change of Control shall be based on objective facts and in accordance with the requirements of Code Section 409A and the regulations promulgated thereunder.

4.3	Cause
Termination of a Participant's employment by the Company for "Cause" shall mean Separation from Service upon (a) the willful and continued failure by the Participant substantially to perform his duties with the Company to the best of his ability (other than any such failure resulting from his incapacity due to physical or mental illness), after a demand for such performance is delivered  to the Participant by the Chairman of the Board or President of the Corporation which specifically identifies the manner in which such executive believes that the Participant has not substantially performed his duties to the best of his ability, or (b) the willful engaging by the Participant in illegal misconduct materially and demonstrably injurious to the Company. For purposes of this Section, no act, or failure to act, on the Participant1s part shall be considered “willful”  unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his action or omission was lawful and in the best interest of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be lawful and done, or omitted to be done, by the Participant in good faith and in the best interest of the Company. Notwithstanding the foregoing, the Participant shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Participant a Notice of Termination containing or attached thereto a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Participant and an opportunity for the Participant, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Participant was guilty of conduct set forth above in clauses (a) and (b) in this section and specifying the particulars thereof in detail.

4.4	Good Reason
“Good Reason” for a Participant to terminate his employment shall mean:
(a)
An adverse change in the Participant's status or position(s) as an executive of the Company as in effect immediately prior to the Change of Control, including, without limitation, any adverse change in his status or position as a result of a material diminution in his duties or responsibilities or a material change in his business location or the assignment to him of any duties or responsibilities which are inconsistent with such status or position, or any removal of the Participant from or any failure to reappoint or reelect him to any office or position previously held;

(b)
A reduction by the Company in Participant's base salary as in effect immediately prior to the Change of Control or in the number of vacation days to which Participant is then entitled under the Company's normal vacation policy as in effect immediately prior to the Change of Control;

(c)
The taking of any action by the Company (including the elimination of a plan without providing substitutes therefore or the reduction of Participant's awards thereunder) that would substantially diminish the aggregate projected value of the Participant's awards under the Company's incentive, bonus, stock option or restricted stock plans in which the Participant was participating at the time of a Change of Control of the Company;

(d)
The taking of any action by the Company that would substantially diminish the aggregate value of the benefits provided the Participant under the Company's medical, health, accident, disability, life insurance, thrift or retirement plans in which the Participant was participating at the time of a Change of Control of the Company; or

(e)
Substantial and continuing harassment of the Participant by other Company personnel, including but not limited to verbal abuse, insulting or demeaning verbal and written communications, and orders or directions which are clearly inappropriate to Participant's executive status, provided the Participant gives the Company written notice of such harassment in reasonable detail and the Company fails to promptly take corrective action to stop such harassment.

4.5
The "Present Value Factor" is the factor which when applied to a payment, would represent the equivalent actuarial value to receive such amount annually for life when computed on the basis of the IRS Mortality Table and the IRS Interest Rate. The "IRS Mortality Table" shall mean the mortality table prescribed by the Secretary of Treasury under Section 417(e)(3)(A)(ii)(I) of the Code as in effect on December 31, 2007.  The "IRS Interest Rate" is the annual rate of interest on 30 year Treasury Securities as published by the Commissioner of Internal Revenue in the calendar month preceding the month in which the Participant's Separation from Service occurs.

4.6	Notice of Termination
Any termination by the Company pursuant to Section 4.3 above or by the Participant pursuant to Section 4.4 above shall be communicated by written Notice of Termination to the Participant or the Company, as the case may be. For purposes of the 1989 SERP, a "Notice of Termination" shall mean a notice specifying the termination provision in the 1989 SERP relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant's employment under the provision so specified.

4.7
In the event the amount which a Participant is entitled to receive pursuant to Section 4.1 hereof is not paid in full to the Participant within 60 days after his Separation from Service then the Participant shall also be entitled to recover from the Company reasonable legal expenses and disbursements incurred in establishing his right to and collecting such amount.

4.8
The provisions of this Section 4 shall not apply to any Participant who would be deemed an individual described in Section 422A(b)(6) of the Code, as presently in effect (relating to an individual who, directly and by attribution, is deemed to own more than 10% of the voting power of a corporation).

SECTION 5- DISABILITY

5.1 (a)   In the event a Participant who is actively employed by the Corporation or an Affiliate become Disabled, as that term is hereinafter defined, prior to the month in which he attains age 65 (or completes 5 years of service, if later) (his "Normal Retirement Date"), or his Separation from Service, if earlier, then notwithstanding any other provision of the 1989 SERP to the contrary and in lieu of any other benefit to which the Participant may be entitled under the 1989 SERP, the Participant shall be entitled to a lump sum payment, payable within 60 days after the Committee's determination regarding such Disability is finalized, equal to the then present value of the Post Retirement Income Benefit determined under Section 3.1 hereof on the basis of the Participant's Average Highest Compensation and Years of Service as of his Disability Date (as that term is herein defined) or June 30, 2013, if earlier, unreduced for commencement prior to the Participant's Normal Retirement Date. The present value of such payments shall be determined by multiplying such Post Retirement Income Benefit, as determined pursuant to this Section 5.1 by the Present Value Factor as defined below. Notwithstanding the foregoing a Participant may elect in accordance with procedures established by the Committee to receive all or any portion of such Disability Benefit in excess of his Grandfathered Income Benefit in the form of an annuity as described in Section 3.6(c) hereof. To be effective, such election must be completed and submitted to the Company no later than December 31, 2008.

(b)
The "Present Value Factor" solely for purposes of this Section 5.1 is the factor which when applied to a payment, would represent the equivalent actuarial value to receive such amount annually for life when computed on the basis of the IRS Mortality Table and the IRS Interest Rate.   The "IRS Mortality Table" shall mean the mortality table prescribed by the Secretary of Treasury under Section 417(e)(3)(A)(ii)(I) of the Code as in effect on December 31, 2007. The "IRS Interest Rate" is the annual rate of interest rate on 30 year Treasury Securities as published by the Commissioner of Internal Revenue in the calendar month preceding the month in which the Participant's Disability Date occurs.

(c)
For purposes of this Section 5, a Participant is considered Disabled if such Participant incurs any medically determined physical or mental impairments that meet the requirements set forth under Treasury Regs. Section l.409A-3(i)(4)(i) or (ii), or any subsequent guidance thereto. The Participant's Disability Date shall be the date determined by the Committee on a basis uniformly applicable to all persons similarly situated.

SECTION 6 - COMMITTEE

6.1
The Committee shall have the exclusive responsibility and complete discretionary authority to interpret the 1989 SERP, to adopt, amend, and rescind rules and regulations for the administration of the 1989 SERP, and generally to operate, manage and administer the 1989 SERP and to make all determinations in connection with the 1989 SERP as may be necessary or advisable. All such actions of the Committee shall be conclusive and binding upon all Participants and Beneficiaries. The Committee may employ and rely on such legal counsel, actuaries, accountants and agents as it may deem advisable to assist in the administration of the Plan

6.2
To the extent permitted by law, all agents and representatives of the Committee shall be indemnified by the Company and held harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, except claims arising from gross negligence, willful neglect or willful misconduct.

SECTION 7 - TERMINATION; AMENDMENT

7.1
The Plan may not be terminated or suspended or modified or amended in any manner which adversely affects any Participant at any time after a Change of Control (as defined in Section 6.2 hereof) shall have occurred. Subject to the foregoing provisions of this Section 7.1, the Board may, in its sole discretion, terminate, suspend or amend the Plan at any time or from time to time, in whole or in part. However, no termination, suspension or amendment of the Plan may adversely affect a Participants accrued benefit under the Plan, or adversely affect a retired Participant's right or the right of a Beneficiary to receive or to continue to receive a benefit in accordance with the Plan as in effect on the date immediately preceding the date of such termination, suspension or amendment. In the event of such suspension or termination, the Company shall continue to maintain the Plan until all benefits under the Plan are distributed in accordance with the Participant's elections, where applicable the provisions of Section 409A of the Code, the regulations promulgated thereunder and other applicable guidance.

7.2
Nothing contained herein will confer upon any Participant the right to be retained in the service of the Corporation or any Affiliate, nor will it interfere with the right of the Corporation or any Affiliate to discharge or otherwise deal with Participants without regard to the existence of the Plan.

7.3
The Corporation has funded its obligations under the Plan by purchasing certain insurance policies on the lives of the Participants but it shall have no obligation to do so in the future or to continue any such policies in effect.   No Participant or Beneficiary shall have any interest whatsoever in any such policies, which shall be the sole property of the Corporation. Participants and their Beneficiaries shall look solely to the general credit of the Corporation for payment of benefits under the Plan. The Corporation reserves the right to establish one or more trusts to provide alternative sources of benefit payments under the Plan. The existence of any such trust or trusts shall not relieve the Corporation of any liability to make benefit payments under the Plan, but to the extent any benefit payments are made from any such trust, such payment shall be in satisfaction of and shall reduce the Corporation's liabilities under this Plan.

SECTION 8 - NON-COMPETITION/NONSOLICITATION

8.1
Notwithstanding any other provision of the 1989 SERP except for the provisions of Section 8.2 hereof, to the contrary, no payments or further payments will be made under the 1989 SERP with respect to the portion of his 1989 SERP benefit in excess of his Grandfathered Income Benefit to a Participant or to his Beneficiary if (a) the Participant, directly or indirectly, during the 24-month period after his Separation from Service, is employed by, renders services to or participates in the management, operation or control of, or serves as advisor or consultant to any business enterprise which is engaged in any type of business activity conducted by the Corporation or any of its subsidiaries at the time of such termination of employment and which enterprise is in direct and substantial competition with the Corporation or any such subsidiary or (b) during the period of Participant's employment at the Corporation and its Affiliates and for twelve months following his Separation from Service, the Participant does not, either on his own behalf or on behalf of any other person or entity, directly or indirectly, (i) solicit any person or entity that is a customer of the Corporation or its Affiliates, or has been a customer of the Corporation or its Affiliates during the prior twelve (12) months, to purchase  any products or services the Wiley Companies provides to the customer, or (ii) interfere with any of the Corporation or its Affiliates business relationships.

8.2
The provisions of this Section 8 shall not apply (a) following a Change of Control as defined in Section 4.2 hereof, or (b) if the Participant's employment is terminated by the Company without Cause as defined in Section 4.3 or by the Participant for Good Reason as defined in Section 4.4 hereof.

SECTION 9 - MISCELLANEOUS

9.1	Nonalienation
To the maximum extent permitted by law, no benefit under the 1989 SERP shall be assignable or subject in any manner to alienation, sale, transfer, claims of creditors, pledge, bankruptcy, attachment or encumbrances of any kind.

9.2	Funding
No special or separate fund shall be established, and no segregation of assets shall be made, to assure the payments thereunder. No Participant hereunder shall have any right, title, or interest whatsoever in any specific assets of the Corporation.   Nothing contained in the Plan and no action taken pursuant to its provisions shall create or be construed to create a trust of any kind or a fiduciary relationship between the Corporation and a Participant or any other person. To the extent that any person acquires a right to receive payments under the 1989 SERP, such right shall be no greater than the right of any unsecured creditor of the Corporation.

9.3	Facility of Payment
In the event that the Committee shall find that a Participant or Beneficiary is incompetent to care for his affairs or is a minor, the Committee may direct that any benefit payment due him, unless claim shall have been made therefore by a duly appointed legal representative, be paid on his behalf to his spouse, a child, a parent or other relative, and any such payment so made shall thereby be a complete discharge of the liability of the Corporation and the 1989 SERP for that payment.

9.4	Withholding of Taxes
The Company shall have the right to deduct from each payment to be made under the 1989 SERP any required withholding taxes.

9.5	Expenses
All administrative expenses of the 1989 SERP and all benefits under the 1989 SERP shall be paid from the general assets of the Company.

9.6	Mergers/Transfers
This 1989 SERP shall be binding upon and inure to the benefit of the Corporation and its successors and assignees and the Participant, his designees and his estate. Nothing in the 1989 SERP shall preclude the Corporation from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes the 1989 SERP and all obligations of the Corporation hereunder. Upon such a consolidation, merger or transfer of assets and assumption, the terms "Corporation" and "Company" shall refer to such other corporation and the 1989 SERP shall continue in full force and effect.

9.7	Claims Procedure
The Committee shall provide adequate notice in writing to any Participant, former Participant or Beneficiary whose claim for a withdrawal or payment under the 1989 SERP has been denied, setting forth the specific reasons for such denial. A reasonable opportunity shall be afforded to any such Participant, former Participant or Beneficiary for a full and fair review by the Committee of a decision denying the claim. The Committee's decision on any such review shall be final and binding on the Participant, former Participant or Beneficiary and all other interested persons.

9.8	Acceleration of or Delay in Payments
The Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treas. Reg. Section l.409A- 2(b)(7).

9.9	Indemnification
The Corporation, an Affiliate, the members of the Committee, and the  officers, employees and agents of the Company shall, unless prohibited by any applicable law, be indemnified against any and all liabilities arising by reason of any act or failure to act in relation to the Plan including, without limitation, expenses reasonably incurred in the defense of any claim relating to the Plan, amounts paid in any compromise or settlement relating to the Plan and any civil penalty or excise tax imposed by any applicable statue, if

(a)	the act or failure to act shall have occurred

(i)	in the course of the person's service as an officer, employee or agent of the Corporation or an Affiliate or as a member of the Committee, or as the Pian Administrator, or

(ii)
in connection with a service provided with or without charge to the Plan or to the Participants or Beneficiaries of the Plan, if such service was requested by the Committee or the Plan Administrator; and

(b)	the act or failure to act is in good faith and in, or not opposed to, the best interests of the Corporation and its Affiliates.

This determination shall be made by the Corporation and, if such determination is made in good faith and not arbitrarily or capriciously, shall be conclusive.

The foregoing indemnification shall be from the assets of the Corporation or an Affiliate. However, the Corporation and its Affiliates' obligation hereunder shall be offset to the extent of any otherwise applicable insurance coverage under a policy maintained by the Corporation or an Affiliate or any other person, or other source of indemnification.

9.10	Compliance
It is the intent of the Corporation that the Plan complies with the provisions of Section 409A of the Code, any regulations and other guidance promulgated with respect thereto and the provisions of the Plan shall be interpreted to be consistent therewith.

9.11	Construction
(a)
The Plan is intended to constitute an unfunded deferred compensation arrangement for a select group of management or highly compensated employees and therefore exempt from the requirements or Sections 201, 301 and 401 of ERlSA. All rights hereunder shall be governed by and construed in accordance with the laws of the State of New York

(b)	The captions preceding the sections and articles hereof have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provisions of the Plan.

APPENDIX A OF PART A

PROVISIONS APPLICABLE TO A PARTICIPANT'S GRANDFATHERED INCOME BENEFIT

This Appendix A constitutes an integral part of the Plan and is applicable with respect to the Grandfathered Deferred Account of those individuals who were Participants in the Plan on December 31, 2004. The portion of a Participant's Benefit determined under the provisions of Articles 3, 4 or 5 of the 1989 SERP equal to his Grandfathered Income Benefit is subject to provisions of the Plan as set forth on October 3, 2004 without regard to any Plan amendments after October 3, 2004 which would constitute a material modification for Code Section 409A purposes, except as otherwise provided in this Appendix A.  Section references in this Appendix A correspond to appropriate Sections of the said Plan as set forth on October 3, 2004.

SECTION 3 - BENEFITS

For purposes of Section 3 hereof the terms/phrases "Termination of Employment," "terminates employment," "employment is terminated," or other similar language shall mean with respect to a Participant the complete cessation of providing service to the Corporation and all Affiliates as an employee.

Section 3.2 Early Retirement Income Benefit.   Notwithstanding any provision to the contrary, the portion of a Participant's Early Retirement Income Benefit equal to his Grandfathered Income Benefit shall commence as of the first month following the month in which the Participant attains age 65, provided, however, such Participant may elect, in accordance with procedures established by the Committee, to have payment commence on a date prior to age 65. Such election must be filed with the Company prior to the end of the calendar year preceding the year payments are scheduled to begin and no later than six months preceding the date payments are schedule to begin after said election.

Section 3.3 Pre-Retirement Survivor Benefit. The portion of a Participant's Pre-Retirement Survivor Benefit attributable to his Grandfathered Income Benefit shall be paid in annual installments.

Section 3.4 Termination of Employment. Notwithstanding any provisions to the contrary, the portion of a Participant's Termination Benefit equal to his Grandfathered Income Benefit shall commence as of the first month following the month in which the Participant attains age 65, provided, however, such Participant may elect, in accordance with procedures established by the Company, to have payment of his Grandfathered Income Benefit commence on a date prior to age 65. Such election must be made and filed in accordance with the provisions of Section 3.2 of this Appendix A.

Section 3.5 Form of Payment. The portion of a Participant's benefit due under the provisions of Section 3.1, 3.2 or 3.4 of Part A of the Plan equal to his Grandfathered Income Benefit shall be paid in ten annual installments.

Section 4 With respect to a Participant's Grandfathered Income Benefit as defined in Section
1.15 of the foregoing provisions of this Part A, for purposes of this Section, effective on or after January 1, 2009, Change of Control as defined in Section 4.2 of this Part A shall mean the later of a Change of Control event as defined under the provisions of the 1989 SERP as in effect on October 3, 2004 or a Change of Control event as defined in Section 4.2 of the foregoing provisions of Part A of the SERP.

Section 5. For purposes of this Section, effective on or after January 1, 2009, the term Disabled or Disability shall have the meaning set forth in Section 5.1(c) of this Part A.

APPENDIX B OF PART A OF THE JOHN \VILEY & SONS, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN - SUPPLEMENTARY
BENEFIT

This Appendix B of Part A constitutes an integral part of the John Wiley & Sons, Inc. Supplemental Executive Retirement Plan (the "SERP").

The provisions of this Appendix B of Part A are applicable only to Mr. Ellis E. Cousens.

1.
Subject to the provisions of Section 4 and 8 of this Part A, if Mr. Cousens (a) incurs a Separation from Service, for reasons other than death, on or after the date he attains the age of 62, and regardless of his length of service at the time of such Separation from Service, or (b) is involuntarily terminated from employment by the Company except for "Cause" (as such term is defined in Section  4.3 of this Part A) prior to attaining age 62, Mr. Cousens shall be entitled to receive a supplementary benefit ("Supplementary Benefit") under the SERP equal to the difference, if any, between (x) the sum of his benefits earned under  the Employees'  Retirement Plan of John Wiley & Sons, Inc. (the "Qualified Plan"), the John Wiley & Sons, Inc. Supplemental  Benefit Plan (the "Excess Plan") and the SERP (collectively, the "Plans"), as of the date of such Separation  from Service or June 30, 2013, if earlier, unreduced for early retirement under the applicable  provisions of the Plans, and (y) the sum of his benefits earned  under the Qualified Plan, the Excess Plan and the SERP as of the date of his Separation from Service or June 30, 2013, if earlier, reduced to reflect the commencement of said payments prior to his attainment of age 65 (early retirement) under the applicable provisions of the Plans.   In the event Mr. Cousens. becomes Disabled (as defined in Section 5 of this Part A prior to the month in which he attains age 65 or his Separation from Service, if earlier, he will be entitled to the benefit set forth in Section 5 of this Part A.

2.
Such Supplementary Benefit payable pursuant to the provisions of item 1 above shall commence at the same time that his benefit commences pursuant to the provisions of Section 3.1 or 3.2 of this Part A, whichever is applicable.

3.
Such Supplementary Benefit will be paid in the same form as any Additional Benefit earned under the provisions of this Part A would be paid to Mr. Cousens pursuant to the provisions of Sections 3.5 of this Part A.

4.
Notwithstanding the foregoing, if Mr. Cousens' employment is terminated at any time by the Company for Cause (as such term is defined in Section 4.3 of this Part A), Mr. Cousens will not be entitled to the Supplementary Benefit described in item 1 above.

SCHEDULE A
Active Participants as of January 1, 2014

Name                      Applicable Percentage

Peter B. Wiley	50%
Gary Rinck	50%
Ells E. Cousens	55%

PART B

JOHN WILEY & SONS, INC.
2005 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(AS AMENDED AND RESTATED - January 1, 2014) PREAMBLE

This Part B of the Plan (the "2005 SERP") sets forth the provisions of the 2005 Supplemental Executive Retirement Plan as established effective as of April 1, 2005, for newly eligible executives and certain eligible executives employed by John Wiley & Sons, Inc. on March 31, 2005 who wish to waive their right to any benefits payable under the provisions of Part A of the Plan in consideration of accruing a benefit for all service with John Wiley & Sons, Inc. under the provisions of the 2005 SERP. The 2005 SERP was last amended and restated, effective as of January 1, 2009, to comply with the final regulations of Section 409A of the Internal Revenue Code. Effective as of June 30, 2013, participation under the 2005 SERP was frozen and all benefit accruals under the 2005 SERP ceased.

SECTION 1 "DEFINITIONS

1.1 "Affiliate" shall mean any company which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which also includes as a member the Corporation; and any trade or business under common control (as defined in Section 414(c) of the Code) with the Corporation.

1.2
"Average Highest Compensation" means a Participant's average annual Compensation during the final 36 months of his employment with the Company or an Affiliate immediately preceding the earliest of his Separation from Service, his death, his Disability Date or June 30, 2013 or, if higher, the three consecutive calendar years in which his average Compensation was highest (or if he is employed for less than 36 months, the average annual Compensation during the period of his employment immediately preceding the earliest of his Separation from Service, his death, his Disability Date or June 30, 2013). For purposes of this definition the term "Compensation" means "Compensation" as defined in the Wiley Basic Plan, except that 100% instead of 50% of any bonuses, incentive pay and overtime pay shall be included for all years and "Compensation" shall not be limited by the provisions of Section 40l(a)(17) of the Code. Notwithstanding the foregoing provisions of this Section 1.2, Compensation for purposes of the 2005 SERP shall not include any amounts paid pursuant to an incentive plan which relates to a period of more than 12 months, any amounts paid pursuant to any plan, arrangement or agreement which expressly excludes such amounts for purposes of the 2005 SERP, or any basic cash remuneration, bonuses, incentive pay or overtime pay received by a Participant on or after July 1, 2013.

1.3
"Beneficiary" means the person or persons designated by the Participant to receive the Pre-Retirement Survivor Benefit in the event of the Participant's death prior to his Benefit Commencement Date or the person or persons designated to receive such other benefits payable under the provisions of the 2005 SERP in the event of the Participant's death.   In the event there is no effective designation of a Beneficiary in effect on the Participant's death, then payments under Section 3.3 hereof shall be made to the Participant's spouse or, however, if no spouse survives, payments under Section 3.3(a) hereof shall not be made and payments under Section 3.3(b) shall be made to the following persons, if living, his issue in equal shares per stirpes, if none, then his Beneficiary named under the Corporation's life insurance policy. If the Participant has not designated a contingent Beneficiary prior to his death, any Beneficiary may in turn designate a Beneficiary to receive any remaining payments that may be due under the provisions of the 2005 SERP in the event of the first Beneficiary's death. A Participant may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant's death or the Participant's Benefit Commencement Date, if earlier, and in no event shall it be effective as of a date prior to such receipt.

1.4	"Benefit Commencement Date" means, unless the Plan specifically provides otherwise, the first day of the first period for which an amount is due as an annuity or any other form.

1.5	"Board" means the Board of Directors of the Corporation.

1.6	"Code" means the Internal Revenue Code of 1986, as amended from time to time.

1.7	"Committee" means the Executive Compensation & Development Committee of the Board.

1.8	"Company" means the Corporation, or with respect to any Participant who is employed by an Affiliate, such Affiliate.

1.9	"Corporation" means John Wiley & Sons, Inc., a New York corporation and any successor thereto.

1.10	"Disabled" and "Disability Date" shall have the meanings set forth in Section 5.l(c).

1.11	"Effective Date" means April 1, 2005.

1.12	"Normal Retirement Age" means the date the Participant attains age 65 or completes at least five Years of Service, if later.

1.13	"Normal Retirement Date" means the first day of the calendar month coinciding with or next following the Participant's Normal Retirement Age.

1.14
"Other Retirement Income" means annual income (determined as of the earliest of the Participant's Separation from Service, death or Disability Date or June 30, 2013) payable to a Participant from the following sources:

(a)	the nonqualified unfunded supplemental plan of the Company adopted by the Board which pays pension benefits which supplement the benefits payable under the Wiley Basic Plan, and

(b)
any other contract, agreement or other arrangement with the Corporation or an Affiliate (excluding the Wiley Basic Plan, the John Wiley & Sons, Inc. Employees' Savings Plan and the Deferred Compensation Plan of John Wiley & Sons, Inc.) to the extent it provides retirement or pension benefits, and

(c)
to the extent determined by the Committee, the portion of the annual amount of pension, if any, which is or would be payable to the Participant from another employer sponsored plan, attributable to service under that Plan, which is recognized by the Committee as Years of Benefit Service for that Participant for purposes of Section 3.1 hereof, and adjusted if necessary as provided in Section 1.23 hereof. Notwithstanding any 2005 SERP provision to the contrary, service on and after July 1, 2013 shall not be taken into account for purposes of this Section l.14(c) in determining the annual amount of pension, if any, which is or would be payable to the Participant from another employer sponsored plan.

Where an election is available which would decrease the amount of the annual income payable from the sources described in clauses (a), (b) and (c) above, such election shall be disregarded for purposes of this definition, except as otherwise provided therein. In addition any reduction or adjustment for the timing of payment in the amount of the annual income payable from such other sources shall be disregarded in calculating a Participant's Other Retirement Income, unless otherwise provided herein.

If a benefit described in this Section 1.14 is payable in a form other than a single life annuity commencing on the Participant's Normal Retirement Date or the first day of the month coincident with or next following his date of termination, if later, such benefit shall be converted to a single life annuity on such date of Equivalent Actuarial value (as defined in Item 1 of Appendix A of the Wiley Basic Plan).

1.15	"Participant" means an executive employee of the Corporation or an Affiliate listed on Schedule A hereto who becomes a Participant in the 2005 SERP pursuant to Section 2 hereof.

1.16
"Plan" means the John Wiley & Sons, Inc. Supplemental Executive Retirement Plan, as amended from time to time, which shall consist of Part A - the 1989 SERP and Part B - the 2005 SERP.  The "1989 SERP" means the 1989 Supplemental Executive Retirement Plan as set forth in Part A of the Plan.

1.17	"Retirement" means Separation of Service for reasons other than death after reaching age 55 and completing 5 Years of Service.

1.18	"Separation from Service" means a "Separation from Service" as such term is defined in the Income Tax Regulations under Section 409A of the Code as modified by the rules described below:

(d)
An employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence pursuant to Company policies shall incur a Separation from Service on the first date immediately following the later of (i) the six-month anniversary of the commencement of the leave (twelve month anniversary for a disability leave of absence) or (ii) the expiration of the employee's right, if any, to reemployment under statute or contract or pursuant to Company policies. For this purpose, a "disability leave of absence" is an absence due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the employee to be unable to perform the duties of his job or a substantially similar job;

(e)	For purposes of determining whether another organization is an Affiliate of the Company, common ownership of at least 50% shall be determinative;

(f)
The Corporation specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to the Executive providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction. Such determination shall be made in accordance with the requirements of Code Section 409A.

Whether a Separation from Service has occurred shall be determined by the Committee in accordance with Code Section 409A, the regulations promulgated thereunder and applicable guidance thereto, as modified by the rules described above. The terms or phrases "terminates employment," "employment terminated," or any other similar terminology shall have the same meaning as a "Separation from Service."

1.19	"Specified Employee" means a "specified employee" as such term is defined in the Income Tax Regulations under Section 409A as modified by the rules set forth below:

(d)
For purposes of determining whether a Participant is a Specified Employee, the compensation of the Participant shall be determined in accordance with the definition of compensation provided under Treas. Reg. Section 1.415(c) 2(d)(3) (wages within the meaning of Code section 340(a) for purposes of income tax withholding at the source, plus amounts excludible from gross income under Section 125(a), 132(f)(4), 402(e)(3), 402(h)(l)(B), 402(k) or 457(b), without regard to rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed).

(e)
The "Specified Employee Identification Date" means December 31, unless the Committee has elected a different date though action that is legally binding with respect to all nonqua1ified deferred compensation plans maintained by the Company and all Affiliates.

(f)	The "Specified Employee Effective Date" means the first day of the fourth month following the Specified Employee Identification Date or such earlier date as is selected by the Committee.

1.20	"2005 SERP'' means this Part B of the Plan, as amended from time to time.

1.21	"Wiley Basic Plan" means the Employees' Retirement Plan of John Wiley & Sons, Inc., as the same may be hereafter amended from time to time.

1.22
"Wiley Basic Plan Benefit'' means the annual pension determined as of the earliest of a Participant's Separation from Service, death or Disability Date or June 30, 2013 which would be payable pursuant to the provisions of the Wiley Basic Plan to a Participant, regardless of any elections with regard to the form of payment of the benefit made by the Participant or his beneficiary under the Wiley Basic Plan, assuming such pension commenced on the later of the Participant's Normal Retirement Date or the first day of the month coincident with or next following his date of Separation from Service.

1.23
"Years of Benefit Service" means a Participant's Benefit Service as defined in the Wiley Basic Plan under Section 3.02 of such Plan. However, in the case of an acquired company, the Participant's service with that company prior to the date of acquisition will not be counted unless such service is recognized for purposes of (i) Benefit Service under the Wiley Basic Plan or (ii) benefit accruals under any other nonqualified supplemental plan maintained by the Company. In addition to the foregoing, a Participant may, subject to the approval of the Committee, be granted additional Years of Service for purpose of determining the amount of benefits under the 2005 SERP. Notwithstanding any 2005 SERP provision to the contrary, Benefit Service shall be frozen as of June 30, 2013 and no Benefit Service shall be credited to a Participant for any period of service or period of absence occurring on or after July 1, 2013.

1.24
"Years of Service" means a Participant's Years of Service (as defined in the Wiley Basic Plan) for purposes of Section 3.01 of such plan. However, in the case of an acquired company, the Participant's service with that company prior to the date of acquisition will not be counted unless such service is recognized for purposes of participation in the Wiley Basic Plan.

1.25	The masculine gender, where appearing herein, will be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates to the contrary.

SECTION 2- ELIGIBILITY AND PARTICIPATION

2.1
(a) Each executive of the Company who was an active participant in the 1989 SERP on March 31, 2005 and who as of April 1, 2005 is not (i) a member of the Board or (ii) a 5% owner of the Company (as defined in Code Section 416) or (iii) within two years of attaining age 65, shall become a Participant under the 2005 SERP as of the Effective Date subject to the Participant executing a waiver agreement in such form and within the time period as the Committee may direct with respect to any benefit such executive may had accrued under the 1989 SERP.

(b)
Any other executive of the Company or an Affiliate designated by the Committee as a Participant shall become a Participant under the 2005 SERP as of the effective date of such designation, subject to the Participant executing a letter of agreement in such form as the Committee may direct.  Effective as July 1, 2013, participation in the 2005 SERP shall be frozen.

(c)
Notwithstanding any Plan provision to the contrary, an executive of the Corporation or an Affiliate who is accruing benefits (or currently has an accrued benefit) under the 1989 SERP is not eligible to participate in the 2005 SERP.

2.2
Participation under the Plan shall terminate on the date the Participant incurs a Separation from Service from the Corporation and all Affiliates or ceases to accrue Years of Service under the above provisions of Section 1.24, if earlier, unless at that time the Participant is entitled to a benefit under Section 3 or 5 hereof.

SECTION 3 - BENEFITS

3.1	Post Retirement Income Benefit.
(a)
Subject to the provisions of Sections 4 and 8 hereof and unless otherwise provided in an appendix to the Plan,", there shall be paid to each Participant who incurs a Separation  from Service on or after the date he attains age 65 (or completes  five Years of Service, whichever occurs later), in the form of a life annuity for the life of a Participant, a Post Retirement Income Benefit commencing as of the Participant's Normal Retirement Date or the first day of the month coincident with or next following his Retirement, if later, which date shall be his Benefit Commencement Date. The annual amount of such Post Retirement Benefit Income shall be equal to:

(i)	two percent of the Participant's Average Highest Compensation multiplied by the number of his Years of Benefit Service as of the earlier of his date of Retirement or June 30, 2013, up to 20 years, plus
(ii)
one percent to the Participant's Average Highest Compensation multiplied by the number of his Years of Benefit Service as of the earlier of his date of Retirement or June 30, 2013 in excess of20 years up to a maximum of 35 years;

minus
(iii)	the sum of the Participant’s Wiley Basic Plan Benefit as applicable, and the Participant's Other Retirement Income.

(b)
Notwithstanding foregoing, the amount of the Participant's Post Retirement Income Benefit payable for the Participant's life under this Section 3.1 hereof shall never be less than the greater of the Additional  Benefit or Primary Benefit the Participant would have received under the provisions of the 1989 SERP as in effect on December 31, 2004 determined as if the Participant had terminated employment on December 31, 2004 and commenced payment as of his Normal Retirement Date, or date of Retirement, if later, converted to a single life annuity of equivalent actuarial  value. For purpose of this Section 3.l(b), equivalent actuarial value shall be determined on the basis of the IRS Mortality Table and the IRS Interest Rate. The "IRS Mortality Table" shall mean the mortality table prescribed by the Secretary of Treasury under Section 417(e)(3)(A)(ii)(I) of the Code as in effect on December 31, 2007. The "IRS Interest Rate" is the annual rate of interest on 30 year Treasury Securities as published by the Commissioner of Internal Revenue in the calendar month preceding the month in which the Participant's Separation from Service occurs.

(c)	Subject to the provisions of Section 3.6 hereof, the first payment under this Section
3.1	shall be made within 60 days of the Participant's Normal Retirement Date or the first day of the month coincident with or next following his date of Retirement, if later.

3.2	Early Retirement Income Benefit
(a)
Subject to the provisions of Section 4 and 8 hereof, a Participant who incurs a Separation from Service prior to age 65 but on or after attaining age 55 and completing at least five Years of Service shall be entitled to receive an Early Retirement Income Benefit commencing as of the first day of the month following his Retirement. Such Early Retirement Income Benefit shall be equal to (i) the amount determined under Section 3.l(a)(i) and (ii) hereof on the basis of his Average Highest Compensation and Years of Benefit Service as of the earlier of his date of Retirement or June 30, 2013 reduced by 1/12 of 4 percent of itself for each month by which payment commences before the Participant's Normal Retirement Date, provided however that such reduction shall not apply if the Participant has attained 62 years of age and completed twenty Years of Service as of his date of Retirement, minus (ii) the sum of the Participant's Wiley Basic Plan Benefit, as applicable, and the Participant's Other Retirement Income. For this purpose, the Participant's Wiley Basic Plan Benefit and the Participant's Other Retirement Income shall be computed by substituting the annual amount that would be payable to the Participant commencing as of the first day of the month coincident with or next following the date of his Retirement in the form of a single life annuity under the Wiley Basic Plan or under any plan, contract, agreement or, arrangement referred to in Section 1.14 hereof determined as of the earlier of the Participant’s Separation from Service or June 30, 2013 in place of the Participant's Wiley Basic Plan Benefit and Other Retirement Income as defined in Section 1 of the 2005 SERP.

(b)
Notwithstanding the foregoing, the amount of the Participant's Early Retirement Income Benefit payable for the Participant's life under this Section 3.2 shall never be less than the greater of the Additional  Benefit or Primary Benefit the Participant would have received under the provisions of the 1989 SERP as in effect on December 31, 2004 determined as if the Participant had terminated employment on December 31, 2004 and commenced payment as of the first day of the month coincident with or next following the Participant's date of Retirement,  converted  to single life annuity on such date of equivalent actuarial value (as defined in Section 3.1(b) of the 2005 SERP).

(c)
Such Participant may elect in accordance with the provisions of Section 409A of the Code, regulations thereunder including any transitional rules and other applicable guidance and the procedures established by the Committee to have his Early Retirement Income Benefit commence on a later date but not later than his Normal Retirement Date. If such election is made after December 31, 2008, it shall be subject to the following rules:

(i)	the election will not become effective until 12 months after the date the election is made, and

(ii)
the payment of such Benefit shall be delayed at least five years from the date such payment would otherwise have been made absent this election (disregarding any delay under the provision of Section 3.6).

(d)	Subject to Section 3.6 hereof, the first payment under this Section 3.2 shall be made within 60 days of the Participant's date of Retirement, or such later date as elected by the Participant

3.3	Pre-Retirement Survivor Benefit
(a)
If a Participant dies prior to his Benefit Commencement Date, a Pre-Retirement Survivor Benefit shall be paid to his surviving spouse (or "domestic partner") as hereinafter provided. The annual amount of such Pre-Retirement Survivor Benefit shall be equal to 50% of the amount determined under Section 3.1 as of the earliest of a Participant’s date of death, date of Separation from Service with the Corporation and all Affiliates, or June 30, 2013 and shall be paid for the life of the spouse (or "domestic partner") commencing as of the first day of the month following the month in which the Participant's death occurs.

(b)
Notwithstanding the foregoing, if a Participant who was an active participant in the 1989 SERP on December 31, 2004 dies prior to his Benefit Commencement Date and as of his date of death has no surviving spouse (or "domestic partner"), there shall be paid to the named Beneficiary of such Participant at the time of his death, a Pre- Retirement Survivor Benefit equal to the present value of one-half of the Participant's Additional Benefit or Primary Benefit, whichever is greater, that would have been payable under the provisions of the 1989 SERP had the Participant  remained  an active participant in the 1989 SERP through the earliest of his date of death, the date he ceases to accrue Years of Service under the 2005 SERP, or June 30, 2013 paid in ten annual installments.  For this purpose, the Participant's Additional Benefit under the 1989 SERP shall be computed by substituting the annual amount payable to the Participant's beneficiary under the Wiley Basic Plan or under any plan, contract, agreement or, arrangement referred to in Section 1.14 hereof in place of the Participant's Wiley Basic Plan Benefit and Other Retirement Income assuming payments thereunder commence as of the first day of the month following the month in which the Participant's death occurs.   Such Benefit shall be converted to a single life annuity of equivalent actuarial value (as defined in Section 3.l(b) of the 2005 SERP) and paid for the life of his named Beneficiary.

(c)	For purposes of this Section 3.3, the term "domestic partner" shall have the same meaning as such term has under the Wiley Basic Plan.

3.4	Termination of Employment
(a)
Subject to the provisions of Sections 4 and 8 hereof, in the event a Participant incurs a Separation from Service prior to his Normal Retirement Age other than on account of death or disability and such Participant does not qualify for Early Retirement as provided in Section 3.2 hereof, then the Participant shall be entitled to a Termination Benefit, commencing on the first day of the month following the Participant's attainment of age 55 or date of Separation from Service, if later. Such Termination Benefit shall be equal to the amount determined under Section 3.1 above on the basis of his Average Highest Compensation and Years of Service as of the earlier of the date of his Separation from Service or June 30, 2013 reduced by 1/12 of 4 percent of itself for each month by which payment commences before the Participant's Normal Retirement Date.

(b)
A Participant may elect in accordance with the provisions of Section 409A of the Code, the regulations thereunder (including any transitional rules) and any other applicable guidance and the procedures established by the Committee, to have his Termination Benefit payments commence at a later date but not later than his Normal Retirement Date. If such election is made after December 31, 2008, it shall be subject to the following rules:

(i)	the election will not become effective until 12 months after the date the election is made, and

(ii)
the payment of such Benefit shall be delayed by at least five years from the date such payment would otherwise have been made absent this election (disregarding any delay under the provision of Section 3.6 hereof).

(c)	Subject to the provisions of the first payment under this Section 3.4 shall begin within 60 days of the date the Participant's attains age 55, or such later date as elected by the Participant.

3.5	Form of Payment

(a) Unless a Participant has made a valid election under paragraph

(b) below of an optional form of payment, benefits payable to a Participant under Section 3.1, 3.2 or 3.4 hereof shall be paid in the form of a single life annuity for the life of the Participant.

(b)
Subject to paragraph (d) below, a Participant may elect to convert the benefit otherwise payable to him under the provisions of this Section 3 into an optional benefit of equivalent actuarial value as provided in one of the options set forth below;

Option 1. "Contingent Annuity". A modified benefit payable monthly during the Participant's life and after his death payable at 50%, 75% or 100% (as elected by the Participant) the rate of his modified benefit during the life of, and to, the Beneficiary named by him on his Benefit Commencement Date.

Option 2.  "Pop-Up-Option".  A modified benefit payable under Option l, provided that in the event the Beneficiary named by the Participant at the time he elected the form of payment predeceases the Participant, the annual benefit payable to the Participant after the Beneficiary's death shall equal the Benefit that would have been payable pursuant to Section 3.5(a).

Option 3.  "Certain & Life Option".  A modified benefit payable monthly for the life of the Participant, however if the Participant dies within the 10, 11, 12, 13, 14, or 15 year period (as elected by the Participant) commencing on the Participant's Benefit Commencement Date payments in that reduced amount will be payable until the 10, 11, 12, 13, 14, or 15th anniversary of his Benefit Commencement Date.

(c)	Such equivalent actuarial value shall be defined as set forth in Item 1 of Appendix A of the Wiley Basic Plan.

(d)
Notwithstanding the foregoing, subject to the provisions of Section 409A of the Code, a Participant's election to receive his benefit payable under Section 3.1, 3.2 or 3.4 (or if applicable, Section 5) hereof in an optional form as described in paragraph (b) above shall be effective as of the Participant's Benefit Commencement Date, provided that the Participant makes and submits to the Committee his election of such optional form prior to his Benefit Commencement Date. A Participant who fails to elect an optional form of benefit payment in a timely manner shall receive his benefit in accordance with paragraph (a) of this Section 3.5.

3.6	Timing of Payment for "Specified Employees"
Notwithstanding any provision of the 2005 SERP to the contrary, the actual payment of a benefit due under the provisions of Section 3.1, 3.2 or 3.4 or Section 4 of this 2005 SERP to a Participant who is classified as a "Specified Employee" on his date of Separation from Service shall not commence prior to the first day of the seventh month following the Participant's Separation from Service.   Any payment to the Participant which he would have otherwise received under Section 3.1, 3.2, or 3.4, or Section 4 hereof, during the six- month period immediately following such Participant's Separation from Service shall be accumulated, with interest, compounded on a monthly basis, at the Applicable Interest Rate and paid within 60 days of the first day of the seventh month following the Participant's Separation from Service. The "Applicable Interest Rate" for purposes of this Section 3.6 is one year U.S. Treasury rate (constant maturities) as in effect on the last business day of the calendar month preceding the date of the Participant's Separation from Service occurs.

SECTION 4 - CHANGE OF CONTROL

4.1
In the event there is a Change of Control as hereinafter defined and, within two years following such Change of Control (a) the Participant's employment is terminated by the Company except for "Cause", or (b) the Participant incurs a Separation from Service for "Good Reason" as those terms are hereinafter defined, then notwithstanding any other provisions (other than Section 3.6 hereof) of the 2005 SERP to the contrary and in lieu of any other benefit to which the Participant may be entitled under the 2005 SERP, the Participant shall be entitled, to a lump sum payment, payable, subject to the provisions of Section 3.6, within 60 days after such Separation from Service equal to the then present value of the Post Retirement Income to which the Participant would have been entitled on the date of such Separation from Service and, in the case of a Participant who has not yet reached his Normal Retirement Age, unreduced for commencement prior to  the Participant's Normal Retirement Date. In determining the Post Retirement Income Benefit for purposes of the preceding sentence, the Wiley Basic Plan Benefit shall be deemed to be the annual benefit to which the Participant will be or is entitled at age 55 or the date of such Separation from Service, whichever is later. The present value of such payments shall be determined by multiplying such Post Retirement Income Benefit, as determined pursuant to this Section 4.1, by the "Present Value Factor" as hereinafter defined.

4.2	"Change of Control" shall mean an event which shall occur if there is: (i) a change in the ownership of the Corporation; (ii) a change in the effective control of the Corporation; or
(iii) a change in the ownership of a substantial portion of the assets of the Corporation.

For purposes of this Section, a change in the ownership occurs on the date on which any one person, or more than one person acting as a group (as defined in Treasury regulations l.409A-2(i)(5)(v)(B)), acquires ownership of stock that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Corporation.

A change in the effective control occurs on the date on which either (i) a person, or more than one person acting as a group (as defined in Treasury regulations 1.409A- 2(i)(5)(v)(B)), acquires ownership of stock possessing 30% or more of the total voting power of the stock of the Corporation, taking into account all such stock acquired  during the 12-month period ending on the date of the most recent acquisition, or (ii) a majority of the members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if  no  other corporation is a majority shareholder.

A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group (as defined in Treasury regulations 1.409A-2(i)(5)(v)(B)), other than a person or group of persons that is related to the Corporation, acquires assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.

The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Code Section 409A and the regulations promulgated thereunder.

4.3	Cause
Termination of a Participant's employment by the Company for "Cause" shall mean Separation from Service upon (a) the willful and continued failure by the Participant substantially to perform his duties with the Company to the best of his ability (other than any such failure resulting from his incapacity due to physical or mental illness), after a demand for such performance is delivered to the Participant by the Chairman of the Board or President of the Company which specifically identifies the manner in which such executive believes that the Participant has not substantially performed his duties to the best of his ability, or (b) the willful engaging by the Participant in illegal misconduct materially and demonstrably injurious to the Company. For purposes of this Section, no act, or failure to act, on the Participant's part shall be considered "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his action or omission was lawful and in the best interest of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be lawful and done, or omitted to be done, by the Participant in good faith and in the best interest of the Company. Notwithstanding the foregoing, the Participant shall not be deemed to have been terminated for Cause unless and until there shall have been delivered  to  the Participant a Notice of Termination containing or attached thereto a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the  entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Participant and an opportunity for the Participant, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Participant was guilty of conduct set forth above in clauses (a) and (b) in this section and specifying the particulars thereof in detail.

4.4	Good Reason
“Good Reason" for a Participant to incur a Separation from Service shall mean:

(a)
an adverse change in the Participant's status or position(s) as an executive of the Company as in effect immediately prior to the Change of Control, including, without limitation, any adverse change in his status or position as a result of a material diminution in his duties or responsibilities or a material change in his business location or the assignment to him of any duties or responsibilities which are inconsistent  with such status or position, or any removal of the Participant from or any failure to reappoint or reelect him to any office or position previously held;

(b)
a reduction by the Company in Participant's base salary as in effect immediately prior to the Change of Control or in the number of vacation days to which Participant is then entitled under the Company's normal vacation policy as in effect immediately prior to the Change of Control;

(c)
the taking of any action by the Company (including the elimination of a plan without providing substitutes therefore or the reduction of Participant's awards thereunder) that would substantially diminish the aggregate projected value of the Participant's awards under the Company's incentive, bonus, stock option or restricted stock plans in which the Participant was participating at the time of a Change of Control of the Company;

(d)
the taking of any action by the Company that would substantially diminish the aggregate value of the benefits provided the Participant under the Company's medical, health, accident, disability, life insurance, thrift or retirement plans in which the Participant was participating at the time of a Change of Control of the Company; or

(e)
substantial and continuing harassment of the Participant by other Company personnel, including but not limited to verbal abuse, insulting or demeaning verbal and written communications, and orders or directions which are clearly inappropriate to Participant's executive status, provided the Participant gives the Company written notice of such harassment in reasonable detail and the Company fails to promptly take corrective action to stop such harassment.

4.5
The "Present Value Factor" is the factor which when applied to an annual payment, would represent the equivalent actuarial value to receive such amount annually for life when computed on the basis of the IRS Mortality Table and the IRS Interest Rate. The "IRS Mortality Table" shall mean the mortality table prescribed by the Secretary of Treasury under Section 417(e)(3)(A)(ii)(I) of the Code as in effect on December 31, 2007. The "IRS Interest Rate" is the annual rate of interest on 30 year Treasury Securities as published by the Commissioner of Internal Revenue in the calendar month preceding the month in which the Participant's Separation from Service occurs.

4.6	Notice of Termination
Any termination by the Company pursuant to Section 4.3 above or by the Participant pursuant to Section 4.4 hereof shall be communicated by Written Notice of Termination to the Participant or the Company, as the case may be. For purposes of the 2005 SERP, a "Notice of Termination" shall mean a notice specifying the termination provision in the 2005 SERP relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant's employment under the provision so specified except as otherwise provided in Section 3.6 hereof.

4.7
In the event the amount which a Participant is entitled to receive pursuant to Section 4.1 hereof is not paid in full to the Participant within 60 days after his Separation from Service, or, if later, in accordance with the provisions set forth in Section 3.6 hereof, then the Participant shall also be entitled to recover from the Company reasonable legal expenses and disbursements incurred in establishing his right to and collecting such amount.

4.8
The provisions of this Section 4 shall not apply to any Participant who would be deemed an individual described in Section 422A(b)(6) of the Code, as presently in effect (relating to an individual who, directly and by attribution, is deemed to own more than 10% of the voting power of a corporation).

SECTION 5 - DISABILITY

5.1 (a)
In the event a Participant who is actively employed by the Corporation or an Affiliate becomes Disabled, as that term is hereinafter defined, prior to his Normal Retirement Date, then notwithstanding any other provision of the 2005 SERP to the contrary and in lieu of any other benefit to which the Participant may be entitled under the 2005 SERP,  the Participant shall be entitled to a lump sum payment,  payable within 60 days after the Committee's determination regarding such disability is finalized, equal to the then present value of the Post Retirement Income Benefit determined under Section 3.1 hereof on the basis of the Participant's  Average Highest Compensation and Years of Benefit Service as of his Disability Date (as that term is  herein defined) or June 30, 2013, if earlier, unreduced for commencement prior to the Participant's Normal Retirement Date. The present value of such payments shall be determined by multiplying such Post Retirement Income Benefit, as determined pursuant to this Section 5.1 by the Present Value Factor as defined below. Notwithstanding the foregoing a Participant may elect in accordance with procedures established by the Committee to receive all or any portion of such Disability in the form of an annuity  as described  in Section 3.6(a) hereof To be effective  such election must be completed and submitted to  the Company  no later than December 31, 2008, of if later within 30 days of the date such Participant first becomes eligible for the SERP or any other nonqualified plan maintained by the Corporation or an Affiliate that is required to be aggregated with the SERP under the provisions of Section 409A of the Code.

(b)
The "Present Value Factor" solely for purposes of this Section 5.1 is the factor which when applied to an annual payment, would represent the equivalent actuarial value to receive such amount annually for life when computed on the basis of the IRS Mortality Table and the IRS Interest Rate. The "IRS Mortality Table" shall mean the mortality    table    prescribed    by    the    Secretary    of   Treasury    under    Section 417(e)(3)(A)(ii)(I) of the Code as in effect on December 31, 2007. The "IRS Interest Rate" is the annual rate of interest on 30 year Treasury Securities published by the Commissioner of Internal Revenue in the calendar month preceding the month in which the Participant's Disability Date occurs.

(c)
For purposes of this Section 5, a Participant is considered Disabled if such Participant meets the requirements of Treasury Regs Section 1.409a-3(i)(4) and any subsequent guidance thereto.   The Participant's Disability Date shall be the date determined by the Committee on a basis uniformly applicable to all persons similarly situated.

SECTION 6 - COMMITTEE

6.1
The Committee shall have the exclusive responsibility and complete discretionary authority to interpret the 2005 SERP, to adopt, amend, and rescind rules and regulations for the administration of the 2005 SERP, and generally to operate, manage and administer the 2005 SERP and to make all determinations in connection with the 2005 SERP as may be necessary or advisable. All such actions of the Committee shall be conclusive and binding upon all Participants and Beneficiaries. The Committee may employ and rely on such legal counsel, actuaries, accountants and agents as it may deem advisable to assist in the administration of the Plan

6.2
To the extent permitted by law, all agents and representatives of the Committee shall be indemnified by the Company and held harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, except claims arising from gross negligence, willful neglect or willful misconduct.

SECTION 7 - TERMINATION; AMENDMENT

7.1
The Plan may not be terminated or suspended or modified or amended in any manner which adversely affects any Participant at any time after a Change of Control (as defined in Section 4.2 hereof) shall have occurred. Subject to the foregoing provisions of this Section 7.1, the Board may, in its sole discretion, terminate, suspend or amend the Plan at any time or from time to time, in whole or in part. However, no termination, suspension or amendment of the Plan may adversely affect a Participant's accrued benefit under the Plan, or adversely affect a retired Participant's right or the right of a Beneficiary to receive or to continue to receive a benefit in accordance with the Plan as in effect on the date immediately preceding the date of such termination, suspension or amendment. In the event of such suspension or termination, the Company shall continue to maintain the Plan until all benefits under the Plan are distributed in accordance with the Participant's elections and the provisions of Section 409A of the Code, the regulations promulgated thereunder and other applicable guidance.

7.2
Nothing contained herein will confer upon any Participant the right to be retained in the service of the Corporation or any Affiliate, nor will it interfere with the right of the Corporation or any Affiliate to discharge or otherwise deal with Participants without regard to the existence of the Plan.

7.3
The Company may fund its obligations under the Plan by purchasing certain insurance policies on the lives of the Participants. In the event the Company does fund its obligation under the Plan it shall have no obligation to continue to do so in the future or to continue any such policies in effect. No Participant or Beneficiary shall have any interest whatsoever in any such policies, which shall be the sole property of the Company. Participants and their Beneficiaries shall look solely to the general credit of the Company for payment of benefits under the Plan. The Company reserves the right to establish one or more trusts to provide alternative sources of benefit payments under the Plan. The existence of any such trust or trusts shall not relieve the Company of any liability to make benefit payments under the Plan, but to the extent any benefit payments are made from any such trust, such payment shall be in satisfaction of and shall reduce the Company's liabilities under this Plan.

SECTION 8 - NON-COMPETITION/NONSOLICITATION

8.1	Notwithstanding any other provision of the 2005 SERP except for the provisions of Section
8.2
hereof, to the contrary, no payments or further payments will be made under the 2005 SERP to a Participant or to his Beneficiary if, (a) the Participant, directly or indirectly, during the 24-month period after his Separation from Service, is employed by, renders services to or participates  in the management, operation or control of, or serves as advisor or consultant to any business enterprise which is engaged in any type of business activity conducted by the Corporation or any of its subsidiaries at the time of such termination of employment and which enterprise is in direct and substantial competition with the Corporation or any such subsidiary, or (b) during the period of Participant's employment at the Corporation and its Affiliates and for twelve months following his Separation from Service, the Participant does not, either on his own behalf or on behalf of any other person or entity, directly or indirectly, (i) solicit any person or entity that is a customer of the Corporation or its Affiliates, or has been a customer of the Corporation or its Affiliates during the prior twelve (12) months, to purchase any products or services the Wiley Companies provides to the customer, or (ii) interfere with any of the Corporation or its Affiliates business relationships.

8.2      The provisions of Section 8 shall not apply (a) following a Change of Control as defined in Section 4.2 hereof, or (b) if the Participant's employment is terminated by the Company without Cause as defined in Section 4.3 hereof or by the Participant for Good Reason as defined in Section 4.4 hereof.

SECTION 9 - MISCELLANEOUS

9.1	Nonalienation
To the maximum extent permitted by law, no benefit under the 2005 SERP shall be assignable or subject in any manner to alienation, sale, transfer, claims of creditors, pledge, bankruptcy, attachment or encumbrances of any kind.

9.2	Funding
No special or separate fund shall be established, and no segregation of assets shall be made, to assure the payments thereunder. No Participant hereunder shall have any right, title, or interest whatsoever in any specific assets of the Corporation. Nothing contained in the Plan and no action taken pursuant to its provisions shall create or be construed to create a trust of any kind or a fiduciary relationship between the Corporation and a Participant or any other person. To the extent that any person acquires a right to receive payments under the 2005 SERP, such right shall be no greater than the right of any unsecured creditor of the Corporation.

9.3	Facility of Payment
In the event that the Committee shall find that a Participant or Beneficiary is incompetent to care for his affairs or is a minor, the Committee may direct that any benefit payment due him, unless claim shall have been made therefore by a duly appointed legal representative, be paid on his behalf to his spouse, a child, a parent or other relative, and any such payment so made shall thereby be a complete discharge of the liability of the Company and the 2005 SERP for that payment.

9.4	Withholding of Taxes
The Company shall have the right to deduct from each payment to be made under the 2005 SERP any required withholding taxes.

9.5	Expenses. All administrative expenses of the 2005 SERP and all benefits under the 2005 SERP shall be paid from the general assets of the Company.

9.6	Mergers/Transfers
This 2005 SERP shall be binding upon and inure to the benefit of the Corporation and its successors and assignees and the Participant, his designees and his estate. Nothing in the 2005 SERP shall preclude the Corporation from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes the 2005 SERP and all obligations of the Corporation hereunder. Upon such a consolidation, merger or transfer of assets and assumption, the term "Corporation" and "Company" shall refer to such other corporation and the 2005 SERP shall continue in full force and effect.

9.7	Claims Procedure
The Committee shall provide adequate notice in writing to any Participant, former Participant or Beneficiary whose claim for a withdrawal or payment under the 2005 SERP has been denied, setting forth the specific reasons for such denial. A reasonable opportunity shall be afforded to any such Participant, former Participant or Beneficiary for a full and fair review by the Committee of a decision denying the claim. The Committee's decision on any such review shall be final and binding on the Participant, former Participant or Beneficiary and all other interested persons.

9.8	Acceleration of or Delay in Payments
The Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treas. Reg. Section l.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treas. Reg. Section l .409A-2(b)(7).

9.9	Indemnification
The Corporation, an Affiliate, the members of the Committee, and the officers, employees and agents of the Corporation or an Affiliate shall, unless prohibited by any applicable law, be indemnified against any and all liabilities arising by reason of any act or failure to act in relation to the Plan including, without limitation, expenses reasonably incurred in the defense of any claim relating to the Plan, amounts paid in any compromise or settlement relating to the Plan and any civil penalty or excise tax imposed by any applicable statue, if

(c)	the act or failure to act shall have occurred

(i)	in the course of the person's service as an officer, employee or agent of the Corporation or an Affiliate or as a member of the Committee, or as the Plan Administrator, or

(ii)
in connection with a service provided with or without charge to the Plan or to the Participants or Beneficiaries of the Plan, if such service was requested by the Committee or the Plan Administrator; and

(d)	the act or failure to act is in good faith and in, or not opposed to, the best interests of the Corporation and its Affiliates.

This determination shall be made by the Corporation and, if such determination is made in good faith and not arbitrarily or capriciously, shall be conclusive.

The foregoing indemnification shall be from the assets of the Corporation or an Affiliate. However, the Corporation and its Affiliates' obligation hereunder shall be offset to the extent of any otherwise applicable insurance coverage under a policy maintained by the Corporation or an Affiliate or any other person, or other source of indemnification.

9.10	Compliance
It is the intent of the Corporation that the Plan complies with the provisions of Section 409A of the Code, any regulations and other guidance promulgated with respect thereto and the provisions of the Plan shall be interpreted to be consistent therewith.

9.11	Construction
(a)
The Plan is intended to constitute an unfunded deferred compensation arrangement for a select group of management or highly compensated employees and therefore exempt from the requirements or Sections 201, 301 and 401 or ERISA. All rights hereunder shall be governed by and construed in accordance with the laws of the State of New York.

(b)	The captions preceding the sections and articles hereof have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provisions of the Plan.

APPENDIX A OF PART B OF THE JOHN WILEY & SONS, INC. SUPPLEMENTAL EXECTIVE RETIRMENT PLAN

This Appendix A of Part B constitutes an integral part of the John Wiley & Sons, Inc. Supplemental Executive Retirement Plan (the "SERP").

I.	Modification to Part B of the SERP as applicable to Mr. Mark J. Allin
The provisions of this Appendix A I. of Part B of the SERP are applicable only to Mr. Mark J. Allin, provided he executes a letter of agreement in such form as the Executive Compensation and Development Committee shall direct as required by Section 2.1(b) of Part B of the SERP the "Allin 2010 Letter Agreement").

Except as otherwise modified or expanded in this Appendix A I. of Part B of the SERP, the provisions of the Plan as contained in Part B of the document to which this Appendix A of Part B of the SERP is attached shall determine the benefits payable to or on behalf of Mr. Allin.

In the case of Mr. Allin, notwithstanding any provision in the Plan to the contrary, for purposes of determining any benefits payable to or on behalf of Mr. Allin under Part B of the SERP, the following provisions shall apply:

1.	All compensation used in determining Mr. Allin's SERP benefit will be denominated in pounds sterling.

2.
The UK retirement benefits, (e.g., the annual retirement benefit payable to Mr. Allin or on his behalf from the John Wiley & Sons Limited Retirement Benefits Scheme) used in determining Mr. Allin's SERP benefit will be determined as of June 30, 2013 and will be denominated in pounds sterling.

3.	All benefits payable to or on behalf of Mr. Allin under the terms of the SERP shall be denominated and paid in pounds sterling.

4.
Notwithstanding any provision in the SERP, "Years of Benefit Service" as set forth in Section 1.23 of Part B of the SERP shall include (i) all years of Mr. Allin's employment with the Company or any Affiliated Company (as defined in the Wiley Basic Plan) rendered on and after May 1, 2010 and prior to July 1, 2013 as a participant of the SERP and (ii) with respect to his period of employment with the Company or any Affiliated Company (as defined in the Wiley Basic Plan) prior to May l, 2010, all periods of such employment rendered as an employee of  the Company or such Affiliated Company.

II.	Modification to Part B of the SERP as applicable to Mr. Stephen M. Smith
The provisions of this Appendix A II. of Part B of the SERP are applicable only to Mr. Stephen M. Smith, provided he executes the letter agreement, including Exhibit A thereto, dated November 12, 2009 (the "2009 Letter Agreement").

Except as otherwise modified or expanded in this Appendix A II., the provisions of the Plan as contained in Part B of the document to which this Appendix A II. is attached shall determine the benefits payable to or on behalf of Mr. Smith.

In the case of Mr. Smith, notwithstanding any provision in the Plan, for purposes of determining any benefits payable under Section 3 of the Part B of the SERP, the following terms shall have the meanings set forth below:

1.
Section 1.14 "Other Retirement Income" shall mean: (i) the annual benefit payable to Mr. Smith from the Nonqualified Supplemental Benefit Plan of John Wiley & Sons, Inc., determined as of June 30, 2013 (ii) the annual retirement benefit payable to Mr. Smith from The John Wiley & Sons Limited Retirement Benefits Scheme computed in accordance with the terms of such plan and determined as of June 30, 2013, and

(iii) the annual retirement benefit provided for and described in the letter agreement between Mr. Smith and the Company dated January 25, 1999 and other supplemental material (the "UK Letter Agreement"), which is attached to and made a part of the 2009 Letter Agreement as Exhibit A, at age 65, which has been determined to be £98,270.

For purposes of calculating the offset referenced in Section 3.l(a)(iii) of the 2005 SERP the amount in clauses (ii) and (iii) above, shall be converted to dollars pursuant to procedures established by the Executive Compensation and Development Committee of the Board of Directors of the Company and in accordance with the provisions of Section 409A of the Code utilizing the average exchange rate as published in the Wall Street Journal for the twelve-month period  preceding the time of such conversion. Notwithstanding the foregoing as a result of the Board of Directors decision to amend the Plan to freeze all benefit accruals under the Plan, a currency conversion rate of 1.52476 was used to determine the UK schemes' accrued benefits for purposes of determining the frozen SERP benefit amount as June 30, 2013.

The amount set forth in clause (iii) above shall not be adjusted for any reason (except by a written agreement executed by the Company and Mr. Smith), regardless of the amount of the benefit under the UK Letter Agreement actually paid to Mr. Smith, which will be calculated as set forth in the UK Letter Agreement at the time of payment.

2.
Section 1.23 "Years of Benefit Service" shall mean Mr. Smith's Benefit Service as defined in Section 3.02 of the Wiley Basic Plan earned on and after June 1, 2009 and prior to June 30, 2013 plus with respect to his period of employment with the Company prior to June 1, 2009, all periods of service rendered as an employee of the Company or any Affiliated Company (as defined in the Wiley Basic Plan).

SCHEDULE A OF PART B OF THE JOHN WILEY & SONS, INC. SUPPLEMENTAL
EXECTIVE RETIRMENT PLAN

Active Participants as of January 1, 2014

Mr. Mark J. Allin
Mr. Joseph S. Heider
Ms. Mary Jo O'Leary
Mr. Steven Miron
Mr. Stephen M. Smith

SIGNATURE AND VERIFICATION

IN WITNESS WHEREOF, John Wiley & Sons, Inc. has caused this Plan to be executed this 7th day of May, 2014.

/s/Mary Jo O’Leary

Mary Jo O’Leary
Senior Vice President - Human Resources